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                                                                     EXHIBIT 5.2

                                  July 24, 1998

Union Pacific Corporation
1717 Main Street, Suite 5900
Dallas, Texas  75201-4605

Union Pacific Capital Trust
1717 Main Street, Suite 5900
Dallas, Texas  75201-4605

                  RE:      UNION PACIFIC CORPORATION
                           UNION PACIFIC CAPITAL TRUST
                           REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentleman:

         We have acted as special Utah corporate counsel to Union Pacific Corporation, a Utah corporation (the "Company"), in connection with a Registration Statement on Form S-3 filed by the Company and Union Pacific Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), with the Securities and Exchange Commission (the "Commission") on May 1, 1998 and Amendment No. 1 thereto filed with the Commission on July 24, 1998 (such registration statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 30,000,000 6 1/4% Convertible Preferred Securities (liquidation amount $50 per Convertible Preferred Security) (the "Convertible Preferred Securities") representing undivided preferred beneficial ownership interests in the assets of the Trust; (ii) Convertible Junior Subordinated Debentures due 2028 (the "Convertible Junior Subordinated Debentures") of the Company, which may be distributed under certain circumstances to the holders of the Convertible Preferred Securities; (iii) the shares of common stock, par value $2.50 per share (the "Common Stock"), of the Company, issuable upon conversion of the Convertible Preferred Securities and the Convertible Junior Subordinated Debentures; and (iv) the Preferred Securities Guarantee of the Company.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.
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Union Pacific Corporation
Union Pacific Capital Trust
July 24, 1998
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         The Convertible Preferred Securities were issued pursuant to the
Amended and Restated Declaration of Trust, dated as of April 1, 1998, among the Company, as sponsor, The Bank of New York, as property trustee, the Bank of New York (Delaware), as Delaware trustee, and L. White Mathews, III, Gary M. Stuart, and Joseph E. O'Connor, Jr. as trustees.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Articles of Incorporation of the Company, as presently in effect; (iv) the Bylaws of the Company, as presently in effect; and (v) certain resolutions of the Board of Directors of the Company relating to the issuance of the Convertible Preferred Securities and the shares of Common Stock issuable upon conversion thereof and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed (i) that each such party has satisfied those legal requirements that are applicable to it to the extent necessary to make such documents enforceable against it, including without limitation due authorization by all requisite action, corporate or other, and due execution and delivery of such documents, and (ii) the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied, without investigation or independent verification, upon statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the bar in the State of Utah, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion as to, and assume compliance with, any applicable federal or state securities laws.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable upon conversion of the Convertible Preferred Securities and the
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Union Pacific Corporation
Union Pacific Capital Trust
July 24, 1998
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Convertible Junior Subordinated Debentures have been duly authorized and reserved for issuance upon conversion and, when certificates representing the Common Stock in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and are issued upon conversion of the Convertible Preferred Securities and the Convertible Junior Subordinated Debentures, such shares of Common Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                Very truly yours,

                                                Parsons Behle & Latimer